Exhibit 23.2

Consent of Independent Auditors

National Health Investors, Inc.

Murfreesboro, Tennessee

We consent to the reference to our firm under the caption “Experts” in this Registration Statement and related prospectus of National Health Investors, Inc. and to the incorporation by reference therein of our report dated February 27, 2014, with respect to the combined financial statements of the NHI Portfolio as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in National Health Investors, Inc.’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on March 3, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois

March 18, 2014